Exhibit 10.21.1

INVESTMENT TECHNOLOGY GROUP, INC.
STOCK UNIT GRANT AGREEMENT

(ANNUAL STOCK UNITS)

FOR NON-EMPLOYEE DIRECTORS

THIS GRANT AGREEMENT, dated as of ___________ (the “Date of Grant”), is entered into by and between Investment Technology Group, Inc. (the “Company”), a Delaware corporation, and ________________, a member of the Board of Directors of the Company (the “Director”).

WHEREAS, the Director has been awarded the following Grant under the Amended and Restated Investment Technology Group, Inc. Directors’ Equity Subplan (the “Subplan”), a subplan of the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “2007 Plan”);

WHEREAS, capitalized terms used herein and not defined herein shall have the meanings set forth in the Subplan and in the 2007 Plan.  In the event of any conflict between this Grant Agreement, the Subplan and the 2007 Plan, the Subplan and the 2007 Plan shall control; and

WHEREAS, the Director is not employed by the Company, a Subsidiary of the Company or a parent of the Company and is not otherwise ineligible to participate in the Subplan.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.         Grant of Stock Units.  Subject to the terms and conditions set forth in this Grant Agreement, the Subplan and the 2007 Plan, the Director is hereby awarded _______ Stock Units that represent hypothetical shares of Company Stock on a one-for-one basis (the “Stock Unit Grant”).

2.         Grant Subject to Plan Provisions.  This Stock Unit Grant is granted pursuant to the Subplan and the 2007 Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Subplan and the 2007 Plan.  This Stock Unit Grant is subject to interpretations, regulations and determinations concerning the Subplan and the 2007 Plan established from time to time by the Committee in accordance with the provisions of the Subplan and the 2007 Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification or listing of the shares issued under the 2007 Plan, (b) changes in capitalization, (c) requirements of applicable law and (d) all other provisions of the Subplan and the 2007 Plan.  The Committee has the authority to interpret and construe this Grant Agreement pursuant to the terms of the Subplan and the 2007 Plan, and its decisions are conclusive as to any questions arising hereunder.

3.         Stock Unit Account.  The Company shall establish and maintain a Stock Unit bookkeeping account (the “Account”) on its records for the Director and shall record in the

Account the number of Stock Units awarded to the Director.  No shares of stock shall be issued to the Director at the time the Stock Unit Grant is made.

4.         Vesting of the Stock Unit Grant.

(a)       Subject to the terms and conditions of this Grant Agreement, the Subplan and the 2007 Plan, this Stock Unit Grant shall become vested and the restrictions on the Stock Unit Grant shall lapse on the day immediately preceding the Company’s next annual meeting of stockholders at which directors (or a class of directors if the Company then has a classified Board of Directors) are elected or reelected by the Company’s stockholders if the Director is serving as a Non-Employee Director, or is deemed to be serving as a Non-Employee Director in accordance with Section 5 below, as of the vesting date; provided,  however, that the Stock Unit Grant shall become immediately vested in full (i) on or following a Change in Control if the Director ceases to serve as a Non-Employee Director, or ceases to be deemed to be serving as a Non-Employee Director in accordance with Section 5 below, in each case, for any reason other than Cause or (ii) in the event that the Director ceases to serve as a Non-Employee Director due to the Director’s death or Disability (as defined below).  In the event the Director ceases to serve as a Non-Employee Director for any other reason not described or provided for herein, any portion of the Stock Unit Grant that has not yet vested shall be forfeited.

“Disability” shall have the meaning ascribed to such term in Section 22(e)(3) of the Code.

(b)       Unless otherwise provided by the Committee, all amounts receivable in connection with any adjustments to the Company Stock under Section 5(d) of the 2007 Plan, as incorporated within the Subplan, shall be subject to the vesting schedule in this Section 4.

5.         Continued Service as an Employee.  If the Director ceases to serve as a Non-Employee Director and, immediately thereafter, the Director is employed by the Employer, then, solely for the purposes of Sections 4 and 6 herein, the Director shall not be deemed to have ceased to serve as a Non-Employee Director at that time, and his or her continued employment by the Employer shall be deemed to be continued service as a Non-Employee Director.  If the Director becomes employed by the Employer, the distribution of shares as described in Section 6 below shall be subject to applicable federal (including FICA), state and local tax withholding requirements pursuant to Section 14 of the 2007 Plan.

6.         Distribution of Shares.  The Company shall distribute to the Director (or the Director’s heirs in the event of the Director’s death) at the time of vesting of the Stock Unit Grant in accordance with Section 4 above (but not later than March 15 of the calendar year following the calendar year in which the Stock Units vest), a number of shares of Company Stock equal to the number of Stock Units then held by the Director that became vested at such time (subject to any applicable tax withholding under Section 5 above); provided,  however, that, if the Director so elected in accordance with the terms of the Subplan and the 2007 Plan, distribution of the shares of Company Stock subject to the Stock Unit Grant shall be deferred until the time the Director ceases to be a Non-Employee Director for any reason (except as otherwise provided in Section 5 above), in accordance with the terms of the Subplan and the 2007 Plan.

7.         Rights and Restrictions.  The Stock Unit Grant shall not be transferable, other than by will or under the laws of descent and distribution (or pursuant to a beneficiary designation authorized by the Committee).  Prior to vesting of the Stock Unit Grant and delivery of the shares of Company Stock to the Director, the Director shall not have any rights or privileges of a stockholder as to the shares of Company Stock subject to the Stock Unit Grant.  Specifically, the Director shall not have the right to receive dividends or the right to vote such shares of Company Stock, nor shall the Director have the right to sell, assign, pledge, hypothecate, encumber, transfer or otherwise dispose of, in whole or in part, the Stock Unit Grant, prior to vesting of the Stock Unit Grant and delivery of the shares of Company Stock; provided,  however, that if the Director has elected in accordance with the terms of the Subplan and the 2007 Plan to defer distribution of the shares of Company Stock until the time the Director ceases to be a Non-Employee Director for any reason (except as otherwise provided in Section 5 above), as of each date on which a cash dividend is paid on Company Stock on or after the vesting of the Stock Unit Grant, a Director shall receive a cash amount determined by multiplying the amount of such dividend (per share) by the number of Stock Units that would have been distributed under this Stock Unit Grant in accordance with the schedule in Section 6 had such deferral election not been in place.  The Director shall not have any interest in any fund or specific assets of the Company by reason of this Stock Unit Grant or the Account established for the Director.

8.         Limitations.  Nothing herein shall limit the Company's right to issue Company Stock, or Stock Units or other rights to purchase Company Stock subject to vesting, expiration and other terms and conditions deemed appropriate by the Company and its affiliates.  Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any right, remedy or claim under or by reason of this Grant Agreement or of any term, covenant or condition hereof.

9.         Expenses of Issuance of Company Stock.  The issuance of stock certificates hereunder shall be without charge to the Director.  The Company shall pay, and indemnify the Director from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Company Stock.

10.       Terms are Binding.  The terms of this Grant Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Director and the Company.

11.       Compliance with Law.  The transfer of Company Stock hereunder shall be subject to the terms, conditions and restrictions as set forth in the governing instruments of the Company, Company policies, applicable federal and state securities laws or any other applicable laws or regulations, and approvals by any governmental or regulatory agency as may be required.  By signing this Grant Agreement, the Director agrees not to sell any Company Stock at a time when applicable laws or the Company policies prohibit a sale.

12.       References.  References herein to rights and obligations of the Director shall apply, where appropriate, to the Director’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Grant Agreement.

13.       Notices.  Any notice required or permitted to be given under this Grant Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently, by similar process, give notice of:

If to the Company:

Investment Technology Group, Inc.
One Liberty Plaza

165 Broadway
New York, NY 10006
Attention: General Counsel

If to the Director:

At the Director’s most recent address shown on the Company’s corporate records, or at any other address at which the Director may specify in a notice delivered to the Company in the manner set forth herein.

14.       Section 409A.  It is intended that the Stock Unit Grant issued hereunder shall comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Stock Unit Grant is subject thereto, and the Stock Unit Grant shall be interpreted on a basis consistent with such intent.  Other than pursuant to an election to defer receipt of shares of Company Stock subject to the Stock Unit Grant under the terms of the Subplan and the 2007 Plan, in no event shall the Director, directly or indirectly, designate the calendar year in which the shares underlying the Stock Unit Grant will be distributed.  This Grant Agreement may be amended without the consent of the Director in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

15.       Costs.  In any action at law or in equity to enforce any of the provisions or rights under this Grant Agreement, including any arbitration proceedings to enforce such provisions or rights, the unsuccessful party to such litigation or arbitration, as determined by the court in a final judgment or decree, or by the panel of arbitrators in its award, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys' fees shall be included as part of the judgment.

16.      Further Assurances.  The Director agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Grant Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

17.      Counterparts.  For convenience, this Grant Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

18.       Governing Law.  This Grant Agreement shall be construed and enforced in accordance with Section 5(h) of the Subplan.

19.       Entire Agreement.  This Grant Agreement, together with the Subplan and the 2007 Plan, sets forth the entire agreement between the parties with reference to the subject matter hereof, and there are no agreements, understandings, warranties, or representations, written, express, or implied, between them with respect to the Stock Unit Grant other than as set forth herein or therein, all prior agreements, promises, representations and understandings relative thereto being herein merged.

20.       Amendment; Waiver.  This Grant Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  Any such written instrument must be approved by the Committee to be effective as against the Company.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Grant Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Grant Agreement.

21.       Severability.  Any provision of this Grant Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Grant Agreement as of the date first above written.

INVESTMENT TECHNOLOGY GROUP, INC.

By:
Name:
Title:

I hereby accept the Stock Unit Grant described in this Grant Agreement, and I agree to be bound by the terms of the Subplan, the 2007 Plan and this Grant Agreement.  I hereby acknowledge that a copy of the Plan and the Plan prospectus have been delivered to me.  I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.